April 2012

Pricing Sheet dated April 24, 2012 relating to
Preliminary Pricing Supplement No. 172 dated April 20, 2012 to
Registration Statement No. 333-178081
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Buffered Performance Securities Based on the iShares® MSCI Emerging Markets Index Fund due April 28, 2014

PRICING TERMS – APRIL 24, 2012
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,861,300
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	April 24, 2012
Original issue date:	April 27, 2012 (3 business days after the pricing date)
Maturity date:	April 28, 2014
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Payment at maturity:
▪  If the final share price is greater than the initial share price:
$10 + leveraged upside payment, subject to the maximum payment at maturity
▪  If the final share price is equal to the initial share price or has decreased from the initial share price by an amount less than or equal to 10%:     $10 x share performance factor
This amount will be less than or equal to $10 but greater than or equal to $9 per security.
▪  If the final share price has decreased from the initial share price by an amount greater than 10% but less than or equal to 30%:     $9
▪  If the final share price has decreased from the initial share price by an amount greater than 30%:
($10 x share performance factor) + $2

This amount will be less, and possibly significantly less, than the $10 stated principal amount. However, under no circumstances will the payment due at maturity be less than $2 per security.
Leveraged upside payment:	$10 x share percent increase x leverage factor
Leverage factor	130%
Maximum payment at maturity:	$13.25 per security (132.5% of the stated principal amount)
Minimum payment at maturity:	$2 per security
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$41.61, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	April 23, 2014, subject to postponement for non-trading days or certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Interest:	None
CUSIP:	61760T850
ISIN:	US61760T8505
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$10.00	$0.16875	$9.83125
Total	$5,861,300	$98,909.44	$5,762,390.56

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.16875 for each security they sell.  For additional information see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 172 dated April 20, 2012           Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011                                              Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.